As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333- ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
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PEREGRINE PHARMACEUTICALS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3698422
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14272 Franklin Avenue, Suite 100
Tustin, California 92780
 (Address of Principal Executive Offices, Including Zip Code)
_______________

2003 Stock Incentive Plan
 (Full Title of Plan)
_______________

Paul J. Lytle, Chief Financial Officer, Corporate Secretary
Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue, Suite 100, Tustin, California 92780-7017
 (Name and Address of Agent For Service)

(714) 508-6000
 (Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value	5,000,000 shares	$1.275	$6,375,000	$750.34
(1)

This registration statement also relates to any additional number of shares as may be issuable pursuant to the anti-dilution provisions of the Peregrine Pharmaceuticals, Inc. 2003 Stock Incentive Plan in the event of any future stock split, stock dividend or other similar transactions.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high ($1.30) and low ($1.25) prices of the Registrant’s Common Stock, $0.001 par value per share, reported on the Nasdaq Stock Market on December 15, 2004.

PART II.   Information Required in the Registration Statement

Item 3.      Incorporation of Certain Documents by Reference.

          We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.	Annual Report on Form 10-K for the fiscal year ended April 30, 2004, as filed with the Commission on July 14, 2004 under Section 13(a) of the Securities Exchange Act of 1934;

2.	Quarterly Report on Form 10-Q for the quarter ended October 31, 2004, filed with the Commission on December 10, 2004;

3.	Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, filed with the Commission on September 9, 2004;

4.	Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 25, 2004, as filed with the Commission on September 13, 2004; and

5.

The description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

          In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

          Our common stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5.     Interests of Named Experts and Counsel.

          None.

Item 6.     Indemnification of Directors and Officers.

          Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

          In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

          Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

          We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

Item 7.     Exemption from Registration Claimed.

          Not applicable.

Item 8.     Exhibits.

          See Exhibit Index appearing at sequentially numbered page 6.

Item 9.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on December 15, 2004.

PEREGRINE PHARMACEUTICALS, INC.

By:	/s/ Steven W. King
Steven W. King,
President and Chief Executive Officer

POWER OF ATTORNEY

          We, the undersigned officers and directors of Peregrine Pharmaceuticals, Inc., hereby severally constitute and appoint, Steven W. King and Paul J. Lytle, and each of them singly, as true and lawful attorneys-in-fact, with full power of substitution, to sign for us in our names in the capacities indicated below, all additional amendments (including post-effective amendments), together with any exhibits thereto or documents therewith, to this Registration Statement, and generally to do all things in our names and on our behalf in such capacities to enable Peregrine Pharmaceuticals, Inc. to comply with the provisions of the Securities Act, and all applicable requirements of the Commission.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven W. King	President and Chief Executive	December 15, 2004
Steven W. King	Officer, Director

/s/ Paul J. Lytle	Chief Financial Officer and	December 15, 2004
Paul J. Lytle	Corporate Secretary

/s/ Carlton M. Johnson	Director	December 15, 2004
Carlton M. Johnson

/s/ Eric S. Swartz	Director	December 15, 2004
Eric S. Swartz

/s/ David H. Pohl	Director	December 15, 2004
David H. Pohl

/s/ Thomas A. Waltz, M.D.	Director	December 15, 2004
Thomas A. Waltz, M.D.

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Snell & Wilmer LLP

10.94**	Peregrine Pharmaceuticals, Inc. 2003 Stock Incentive Plan

10.95*	Form of Non-Qualified Stock Option Agreement

10.96*	Form of Incentive Stock Option Agreement

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Snell & Wilmer LLP (contained in Exhibit 5.1)

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*	Filed herewith.
**	Previously filed as an Exhibit C to Definitive Proxy Statement, as filed with the Commission on August 27, 2003 and incorporated by reference herein.